 Exhibit 99.1

NEWS RELEASE	CONTACT
FOR IMMEDIATE RELEASE	Chris Kavanagh
(800) 978-8136
ckavanagh@summithealthcarereit.com

Summit Healthcare REIT, Inc. acquires an interest in 14 skilled nursing/assisted living facilities in Indiana

Lake Forest, Calif., (March 20, 2019) – Summit Healthcare REIT, Inc. (“Summit”) announced that it has acquired an interest in 14 skilled nursing/assisted living facilities throughout Indiana on March 13, 2019. The facilities, acquired for $125 million, consist of a total of over 1,100 licensed beds and will be leased back to the seller on a triple net basis. The acquisition was made through a newly formed joint venture among a wholly-owned subsidiary of Summit, a real estate holding company, and a global institutional asset management firm.  Summit holds a 15% membership interest in the joint venture.

“The new joint venture will continue to focus on quality regional operators, but on a larger scale” said Kent Eikanas, President & Chief Operating Officer.

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in senior housing real estate located throughout the United States. The current portfolio includes interests in 57 Senior Housing facilities in 14 states. Please visit our website at: http://www.summithealthcarereit.com

For more information, please contact Chris Kavanagh at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2017, and the quarterly reports for the periods ended March 31, 2018, June 30, 2018, and September 30, 2018.. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.